Exhibit 99.1
NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Company contact:
L. Decker Dawson, Chairman
Stephen C. Jumper, CEO and President
Christina W. Hagan, Chief Financial Officer
(800) 332-9766
www.dawson3d.com
DAWSON GEOPHYSICAL REPORTS
SECOND QUARTER AND SIX MONTHS RESULTS
MIDLAND, Texas, May 7, 2009/PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today reported revenues of $64,625,000 for the quarter ending March 31, 2009, the Company’s second quarter of fiscal 2009, compared to $78,363,000 for the same quarter in fiscal 2008, a decrease of 18 percent. The revenue decrease in the quarter was primarily the result of a previously announced reduction in active crew count of four crews during the second quarter of 2009 along with lower utilization of the remaining crews.
Net income for the second quarter of fiscal 2009 was $6,170,000 compared to $8,292,000 in the same quarter of fiscal 2008, a decrease of 26 percent. Earnings per share for the second quarter of fiscal 2009 were $0.79 per share, compared to $1.08 per share in the same quarter of fiscal 2008. EBITDA for the second quarter of fiscal 2009 was $16,814,000 compared to $19,228,000 in the same quarter of fiscal 2008, a decrease of 13 percent. Included in the second quarter results is a 12 percent increase in depreciation charges from the prior year period reflecting the Company’s significant capital investment during fiscal 2008.
The Company’s second quarter results reflect a significant decrease in domestic exploration activities by the Company’s clients. Revenues in the second quarter of fiscal 2009 continued to include relatively high third-party charges related to the use of helicopter support services, specialized survey technologies and dynamite energy sources. The sustained level of these charges is driven by the Company’s continued operations in areas with limited access in the Appalachian Basin, Arkansas, Louisiana and Eastern Oklahoma. The Company is reimbursed for these expenses by its clients.
Stephen Jumper, President and CEO of Dawson Geophysical Company said, “While we are pleased with our second quarter results, the global economic slowdown and resulting weakness in commodity prices from reduced demand for oil and natural gas continue to decrease demand for our services. Since the beginning of our 2009 fiscal year, several large projects have been delayed or reduced in size and a number of projects have been cancelled. These demand reductions will continue to impact crew scheduling in the near future. As a result, during the second fiscal quarter we had a reduction in crew count of four crews from the sixteen crews we had previously operated. We anticipate a further reduction in active crew count of up to two crews in the third quarter of fiscal 2009. Equipment and key personnel from crews taken out of service will be redeployed on remaining crews as needed and available for rapid expansion of crew count as demand and market conditions dictate in the future.”

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Six Months Results
For the six months ended March 31, 2009, revenues were $144,841,000, compared to $155,962,000 for the same period in 2008, a decrease of 7 percent. Net income for the first six months of fiscal 2009 decreased 13 percent to $13,904,000, compared to $15,996,000 for the first six months of fiscal 2008. Earnings per share for the first six months of fiscal 2009 were $1.78 as compared to $2.09 for the first six months of fiscal 2008, a decrease of 15 percent. EBITDA was $35,976,000 in the first six months of fiscal 2009 as compared to $37,198,000 during the same period of fiscal 2008, a decrease of 3 percent.
Jumper continued, “Although we maintain a competitive and financially strong position, we are not immune to low commodity prices and the resulting reduced capital spending by exploration and production companies. We understand the financial pressure that many of our clients face in this lower priced commodity environment but believe our services are vital in our clients’ long-term efforts to limit dry hole risk, identify hydrocarbon reservoirs and lower finding and development costs.”
The Company has significantly reduced its capital expenditures during the first six months of fiscal 2009 to $4,242,000 from $30,880,000 for the same period of the previous fiscal year. Due to current market conditions, the Company plans to continue to limit its capital expenditures in the near term to necessary maintenance requirements rather than investing in additional equipment as in the past few years. The Board of Directors had originally approved a capital budget for fiscal 2009 of $20,000,000.
Jumper concluded, “As in the past down cycles our Company has experienced in its 57-year history, we believe that challenging times bring new opportunities. We remain focused on our commitment to safety, people, sustainability and integrity while maintaining financial strength and building capabilities for delivering value for our clients. The strength of our balance sheet, our lack of long-term debt, our more than $76,000,000 of working capital and our available revolving line of credit provide us with the financial strength required to manage this period and capture future opportunities.”

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2D, 3D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, limited number of customers, credit risk related to our customers, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, managing growth, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2008. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY
STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Operating revenues	$64,625,000	$78,363,000	$144,841,000	$155,962,000
Operating costs:
Operating expenses	45,737,000	57,529,000	104,752,000	115,654,000
General and administrative	2,408,000	1,837,000	4,563,000	3,543,000
Depreciation	6,529,000	5,854,000	13,130,000	11,405,000

	54,674,000	65,220,000	122,445,000	130,602,000

Income from operations	9,951,000	13,143,000	22,396,000	25,360,000
Other income (expense):
Interest income	62,000	116,000	140,000	334,000
Interest expense	—	(95,000)	—	(200,000)
Other income	272,000	115,000	310,000	99,000

Income before income tax	10,285,000	13,279,000	22,846,000	25,593,000

Income tax expense:
Current	(2,951,000)	(4,110,000)	(8,126,000)	(8,650,000)
Deferred	(1,164,000)	(877,000)	(816,000)	(947,000)

Net income	$6,170,000	$8,292,000	$13,904,000	$15,996,000

Net income per common share	$0.79	$1.08	$1.78	$2.09

Net income per common share-assuming dilution	$0.79	$1.07	$1.78	$2.07

Weighted average equivalent common shares outstanding	7,799,744	7,667,071	7,797,986	7,663,556

Weighted average equivalent common shares outstanding-assuming dilution	7,850,508	7,728,437	7,824,202	7,724,269

DAWSON GEOPHYSICAL COMPANY
BALANCE SHEETS

	March 31,	September 30,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$45,548,000	$8,311,000
Accounts receivable, net of allowance for doubtful accounts of $797,000 in March 2009 and $55,000 in September 2008	54,259,000	76,221,000
Prepaid expenses and other assets	1,526,000	877,000
Current deferred tax asset	1,112,000	873,000

Total current assets	102,445,000	86,282,000

Property, plant and equipment	253,738,000	250,519,000
Less accumulated depreciation	(115,368,000)	(103,180,000)

Net property, plant and equipment	138,370,000	147,339,000

	$240,815,000	$233,621,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,430,000	$15,308,000
Accrued liabilities:
Payroll costs and other taxes	2,501,000	3,363,000
Other	9,877,000	14,869,000
Deferred revenue	2,142,000	993,000

Total current liabilities	25,950,000	34,533,000

Deferred tax liability	14,183,000	13,128,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,799,744 and 7,794,744 shares issued and outstanding in each period	2,600,000	2,598,000
Additional paid-in capital	87,867,000	87,051,000
Retained earnings	110,215,000	96,311,000

Total stockholders’ equity	200,682,000	185,960,000

	$240,815,000	$233,621,000

Reconciliation of EBITDA to Net Income

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Net Income	$6,170	$8,292	$13,904	$15,996
Depreciation	6,529	5,854	13,130	11,405
Interest expense	—	95	—	200
Income tax expense	4,115	4,987	8,942	9,597

EBITDA	$16,814	$19,228	$35,976	$37,198

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Six Months Ended
	March 31,
	2009	2008
	(in thousands)
Net cash provided by operating activities	$38,291	$16,501
Changes in working capital items and other	(328)	21,298
Non-cash adjustments to income	(1,987)	(601)

EBITDA	$35,976	$37,198